TYSON FOODS GENERATES RECORD FIRST SIX MONTHS
AS GAAP EPS RISES 12%, 17% ON AN ADJUSTED BASIS;
REAFFIRMS GUIDANCE FOR ANOTHER RECORD YEAR
Springdale, Arkansas – May 8, 2017 – Tyson Foods, Inc. (NYSE: TSN), one of the world's largest food companies with leading brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®, Ball Park®, Wright®, Aidells® and State Fair®, today reported the following results:

(in millions, except per share data)	Second Quarter		Six Months Ended
	2017	2016	2017	2016
Sales	$9,083	$9,170	$18,265	$18,322
Operating Income	571	704	1,553	1,480

Net Income	341	434	935	895
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	2	2	2
Net Income Attributable to Tyson	$340	$432	$933	$893

Net Income Per Share Attributable to Tyson	$0.92	$1.10	$2.51	$2.25

Adjusted¹ Operating Income	$623	$704	$1,605	$1,480

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.01	$1.07	$2.60	$2.22
1 Adjusted operating income and adjusted net income per share attributable to Tyson are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release. Adjusted net income per share attributable to Tyson guidance is provided on a non-GAAP basis because certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. A further explanation of providing non-GAAP guidance is included at the end of this release.
First Six Months Highlights

•	GAAP EPS of $2.51; Record Adjusted EPS of $2.60, up 17% from last year

•	GAAP Operating income of $1,553 million; Record Adjusted operating income up 8% to $1,605 million
Second Quarter Highlights

•	GAAP EPS of $0.92; Adjusted EPS of $1.01 compared to $1.07 last year

•	GAAP Operating income of $571 million; Adjusted operating income of $623 million

•	Total company GAAP operating margin at 6.3%; Adjusted operating margin at 6.9%

•	Captured $173 million in total synergies; $29 million incremental synergies over Q2'16

•	Repurchased 2.1 million shares for $133 million, excluding shares repurchased to offset dilution from our equity compensation plan
Fiscal 2017 Guidance

•	Adjusted[1] EPS guidance of $4.90-$5.05, representing a 12% increase from adjusted EPS of fiscal 2016

•	Acquisition of AdvancePierre Foods Holdings, Inc. expected to close during the third quarter of fiscal 2017
“We generated record adjusted EPS in the first half of the fiscal year,” said Tom Hayes, president and chief executive officer of Tyson Foods. “Despite seasonal challenges typical of our second quarter and one-time events, adjusted earnings per share was up 17% over the first half of fiscal 2016.
“Our Beef and Pork segments generated tremendous operating income in the second quarter, allowing us to invest in the long-term growth of our value-added businesses. Our Prepared Foods segment results were negatively affected by the on-going challenges in our pizza toppings and ingredients meats businesses discussed last quarter. We expect our results to improve as we continue to address operational efficiency and capacity through fiscal year 2018. Unfortunately, we experienced fires in two chicken plants in our second quarter. Had it not been for the fires, our Chicken segment return on sales would have been within its normalized range.
“We are experiencing continued strong volume and share growth in our retail Core 9 product lines, which are some of our most profitable businesses. The Core 9 growth illustrates that we get results when we focus our efforts on doing what we do best - innovating, understanding what motivates consumers, building brands and helping our customers grow their businesses.

“We are concentrating on growing our protein-packed brands as demonstrated by our announcements two weeks ago of our intended merger with AdvancePierre Foods and the expected sale of some non-protein businesses. We plan to grow Tyson Foods and fuel that growth with next generation manufacturing capabilities focused on fresh and convenient foods that consumers demand across both retail and foodservice channels.
“We’re half way to another strong year of financial performance at Tyson, and we reiterate our adjusted earnings guidance of $4.90-5.05 per share, which would be approximately 12% growth over the prior year.”

SEGMENT RESULTS (in millions)

Sales
(for the second quarter ended April 1, 2017, and April 2, 2016)
	Second Quarter				Six Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2017	2016	Change	Change	2017	2016	Change	Change
Beef	$3,487	$3,639	(1.1)%	(3.1)%	$7,015	$7,253	1.7%	(4.9)%
Pork	1,302	1,190	(1.3)%	10.9%	2,554	2,403	1.4%	4.8%
Chicken	2,798	2,737	(2.0)%	4.3%	5,504	5,373	(0.4)%	2.9%
Prepared Foods	1,751	1,804	(2.1)%	(0.8)%	3,646	3,700	0.4%	(1.9)%
Other	82	86	3.0%	(7.8)%	172	185	(2.3)%	(5.1)%
Intersegment Sales	(337)	(286)	n/a	n/a	(626)	(592)	n/a	n/a
Total	$9,083	$9,170	(1.9)%	0.9%	$18,265	$18,322	0.2%	(0.6)%

Operating Income (Loss)
(for the second quarter ended April 1, 2017, and April 2, 2016)
	Second Quarter				Six Months Ended
			Operating Margin				Operating Margin
	2017	2016	2017	2016	2017	2016	2017	2016
Beef	$126	$46	3.6%	1.3%	$425	$117	6.1%	1.6%
Pork	141	140	10.8%	11.8%	388	298	15.2%	12.4%
Chicken	233	347	8.3%	12.7%	496	705	9.0%	13.1%
Prepared Foods	87	197	5.0%	10.9%	277	404	7.6%	10.9%
Other	(16)	(26)	n/a	n/a	(33)	(44)	n/a	n/a
Total	$571	$704	6.3%	7.7%	$1,553	$1,480	8.5%	8.1%

Adjusted Operating Income (Loss) (Non-GAAP)
(for the second quarter ended April 1, 2017, and April 2, 2016)
	Second Quarter				Six Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2017	2016	2017	2016	2017	2016	2017	2016
Beef	$126	$46	3.6%	1.3%	$425	$117	6.1%	1.6%
Pork	141	140	10.8%	11.8%	388	298	15.2%	12.4%
Chicken	233	347	8.3%	12.7%	496	705	9.0%	13.1%
Prepared Foods	139	197	7.9%	10.9%	329	404	9.0%	10.9%
Other	(16)	(26)	n/a	n/a	(33)	(44)	n/a	n/a
Total	$623	$704	6.9%	7.7%	$1,605	$1,480	8.8%	8.1%

Adjustments to segment results for the second quarter and six months of fiscal 2017

•	Prepared Foods operating income was adjusted $52 million for an impairment related to our San Diego operation.

Adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as substitutes for operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Beef - Sales volume increased for the six months of fiscal 2017 due to improved availability of cattle supply, stronger domestic demand for our beef products and increased exports. Sales volume decreased in the second quarter of fiscal 2017 due to a reduction in live cattle processed. Average sales price decreased due to increased availability of live cattle supply and lower livestock cost. Operating income increased due to more favorable market conditions as we maximized our revenues relative to the decline in live fed cattle costs, partially offset by higher operating costs.

•
Pork - Sales volume increased for the six months of fiscal 2017 due to strong demand for our pork products and increased exports. Sales volume decreased in the second quarter of fiscal 2017 as a result of balancing our supply with customer demand, partially offset by increased exports. Average sales price increased as domestic availability of products decreased due to strong exports. Operating income increased as we maximized our revenues relative to the live hog markets, partially attributable to stronger export markets and operational and mix performance, which were partially offset by higher operating costs.

•
Chicken - Sales volume decreased in the six months and second quarter of fiscal 2017 due to operational disruptions from fires at two of our plants and decreased rendered product sales, partially offset by better demand for our chicken products. Average sales price increased for the six months and second quarter of fiscal 2017 as a result of sales mix changes. Operating income for the six months and second quarter of fiscal 2017 was negatively impacted by higher operating costs which included increased marketing, advertising and promotion spend, $23 million of incremental net costs and lower sales volume attributable to the two plant fires, and compensation and benefit integration expense of $30 million and $7 million for the six months and second quarter of fiscal 2017, respectively. Feed costs decreased $10 million and increased $10 million for the six months and second quarter of fiscal 2017, respectively.

•
Prepared Foods - Sales volume was up slightly for the six months of fiscal 2017 due to improved demand for our retail products, partially offset by declines in foodservice. Sales volume decreased in the second quarter of fiscal 2017 primarily as the result of declines in foodservice. Average sales price decreased for the six months of fiscal 2017 primarily due to a decline in input costs of approximately $80 million for the six months of fiscal 2017, partially offset by product mix changes. Average sales price decreased in the second quarter of fiscal 2017 mostly due to declines in foodservice, partially offset by increased input costs of approximately $20 million. Operating income decreased due to an impairment of $52 million related to our San Diego operation, in addition to higher operating costs at some of our facilities, increased marketing, advertising and promotion spend and $25 million and $3 million of compensation and benefit integration expense for the six months and second quarter of fiscal 2017, respectively. Additionally, Prepared Foods operating income was positively impacted by $139 million in synergies, of which $28 million was incremental synergies in the second quarter of fiscal 2016. The positive impact of these synergies to operating income was partially offset with investments in innovation, new product launches and supporting the growth of our brands.

Outlook
In fiscal 2017, USDA indicates domestic protein production (beef, pork, chicken and turkey) should increase approximately 3-4% from fiscal 2016 levels, but strong export markets should partially offset the increase. As we continue with the integration of Hillshire Brands, we expect to realize synergies of around $675 million in fiscal 2017 from the acquisition as well as our profit improvement plan for our legacy Prepared Foods business with some incremental synergies expected to be realized in fiscal 2018. The majority of these benefits will be realized in our Prepared Foods segment. The following is a summary of the outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, liquidity and share repurchases for fiscal 2017.

•
Acquisition – On April 25, 2017, we entered into a definitive merger agreement to acquire all of the outstanding shares of AdvancePierre Foods Holdings, Inc. (AdvancePierre) for $40.25 per share in cash, or approximately $3.2 billion, and assume $1.1 billion of AdvancePierre's gross debt. Upon closing the transaction, we expect to retire all of AdvancePierre's debt as part of our permanent financing of the acquisition. The transaction is expected to close during our third quarter of fiscal 2017, subject to a tender offer process, customary regulatory approvals, and the satisfaction of other closing conditions. We expect the majority of AdvancePierre's results will be included in the Prepared Foods segment.

•
Sale of Non-Protein Businesses – On April 24, 2017, we announced our intent to sell three non-protein businesses, Sara Lee® Frozen Bakery, Kettle and Van’s®, which are all a part of our Prepared Foods segment, as part of our strategic focus on protein-packed brands. We anticipate we will be able to identify buyers and close the transactions within the next twelve months and expect to record a net gain as a result of the sale of these businesses. The projected sales of these businesses total approximately $650 million for fiscal 2017.

•
Beef – We expect industry fed cattle supplies to increase approximately 6-7%, partially offset by reduced weights, in fiscal 2017 as compared to fiscal 2016. We generally expect adequate supplies in regions we operate our plants. For fiscal 2017, our Beef segment's operating margin should be around 5%.

•	Pork – We expect industry hog supplies to increase approximately 3-4% in fiscal 2017 as compared to fiscal 2016. For fiscal 2017, our Pork segment's operating margin should be around 12%.

•
Chicken – USDA shows an increase in chicken production of approximately 1-2% in fiscal 2017 as compared to fiscal 2016. Based on current futures prices, we expect similar feed costs in fiscal 2017 as compared to fiscal 2016. For fiscal 2017, our Chicken segment's operating margin should be in its normalized range of 9-11%.

•
Prepared Foods – Given the expected timing of the closing of the sale of our Sara Lee® Frozen Bakery, Kettle and Van’s® businesses, we do not anticipate these transactions having a significant impact on our fiscal 2017 Prepared Foods results. Additionally, we anticipate the AdvancePierre acquisition will add $1.7 billion in revenues in fiscal 2018. We expect to realize cost synergies of approximately $200 million, to be realized within three years, from combining our Prepared Foods business with AdvancePierre. Cost synergies are expected to come from manufacturing footprint, procurement efficiencies and distribution network consolidation as well as addressing redundant sales and marketing functions and duplicative corporate overhead at the combined companies. We currently expect input costs to be flat for fiscal 2017 as compared to fiscal 2016. For fiscal 2017, we now expect operating margins to approximate 9% as we invest in some of our facilities to enable operational improvements and cost efficiencies as well as invest in innovation and growth of our brands. We will continue to evaluate our normalized range as we close the sale of the three non-protein businesses and integrate AdvancePierre.

•
Other – Other includes our foreign operations related to raising and processing live chickens in China and India, third-party merger and integration costs and corporate overhead related to Tyson New Ventures, LLC. We expect Other operating loss should be approximately $70 million in fiscal 2017, excluding any merger and integration expense from the acquisition of AdvancePierre.

•
Sales – Before considering the potential impacts of the AdvancePierre acquisition or the sales of our Sara Lee® Frozen Bakery, Kettle and Van’s® businesses, we expect our fiscal 2017 sales to be flat compared to fiscal 2016 as we grow sales volume across each segment, offset by the impact of lower beef prices. Our fiscal 2017 sales may be impacted by the timing of closing these transactions.

•
Capital Expenditures – We expect capital expenditures to approximate $1 billion for fiscal 2017 and will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that will result in production and labor efficiencies, yield improvements and sales channel flexibility.

•
Net Interest Expense – We expect adjusted net interest expense to approximate $275 million for fiscal 2017, which includes estimates regarding the timing and composition of the debt financing and closing of the AdvancePierre acquisition. To the extent the timing or composition changes, the fiscal 2017 net interest expense may be different.

•	Liquidity – We expect total liquidity, which was approximately $1.0 billion at April 1, 2017, to remain in line with our minimum liquidity target of $1.0 billion.

•	Share Repurchases – For the remainder of fiscal 2017, we currently do not plan to repurchase shares other than to fund obligations under equity compensation programs.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Sales	$9,083	$9,170	$18,265	$18,322
Cost of Sales	8,036	7,987	15,735	15,938
Gross Profit	1,047	1,183	2,530	2,384

Selling, General and Administrative	476	479	977	904
Operating Income	571	704	1,553	1,480
Other (Income) Expense:
Interest income	(1)	(1)	(3)	(3)
Interest expense	56	64	114	131
Other, net	(3)	(3)	11	(4)
Total Other (Income) Expense	52	60	122	124
Income before Income Taxes	519	644	1,431	1,356
Income Tax Expense	178	210	496	461
Net Income	341	434	935	895
Less: Net Income Attributable to Noncontrolling Interests	1	2	2	2
Net Income Attributable to Tyson	$340	$432	$933	$893
Weighted Average Shares Outstanding:
Class A Basic	295	318	296	321
Class B Basic	70	70	70	70
Diluted	370	393	371	396
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.95	$1.14	$2.59	$2.32
Class B Basic	$0.86	$1.02	$2.35	$2.11
Diluted	$0.92	$1.10	$2.51	$2.25
Dividends Declared Per Share:
Class A	$0.225	$0.150	$0.525	$0.350
Class B	$0.203	$0.135	$0.473	$0.315

Sales Growth	(0.9)%		(0.3)%
Margins: (Percent of Sales)
Gross Profit	11.5%	12.9%	13.9%	13.0%
Operating Income	6.3%	7.7%	8.5%	8.1%
Net Income Attributable to Tyson	3.7%	4.7%	5.1%	4.9%
Effective Tax Rate	34.3%	32.7%	34.7%	34.0%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	April 1, 2017	October 1, 2016
Assets
Current Assets:
Cash and cash equivalents	$243	$349
Accounts receivable, net	1,589	1,542
Inventories	2,970	2,732
Other current assets	215	265
Total Current Assets	5,017	4,888
Net Property, Plant and Equipment	5,283	5,170
Goodwill	6,669	6,669
Intangible Assets, net	5,036	5,084
Other Assets	591	562
Total Assets	$22,596	$22,373

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$543	$79
Accounts payable	1,466	1,511
Other current liabilities	1,097	1,172
Total Current Liabilities	3,106	2,762
Long-Term Debt	5,905	6,200
Deferred Income Taxes	2,516	2,545
Other Liabilities	1,280	1,242

Total Tyson Shareholders’ Equity	9,771	9,608
Noncontrolling Interests	18	16
Total Shareholders’ Equity	9,789	9,624

Total Liabilities and Shareholders’ Equity	$22,596	$22,373

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	April 1, 2017	April 2, 2016
Cash Flows From Operating Activities:
Net income	$935	$895
Depreciation and amortization	356	348
Deferred income taxes	(28)	85
Other, net	88	18
Net changes in operating assets and liabilities	(369)	(241)
Cash Provided by Operating Activities	982	1,105

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(467)	(355)
Purchases of marketable securities	(30)	(22)
Proceeds from sale of marketable securities	29	23
Other, net	(10)	2
Cash Used for Investing Activities	(478)	(352)

Cash Flows From Financing Activities:
Payments on debt	(45)	(673)
Borrowings on revolving credit facility	1,680	300
Payments on revolving credit facility	(1,977)	—
Proceeds from issuance of commercial paper	725	—
Repayments of commercial paper	(225)	—
Purchases of Tyson Class A common stock	(733)	(826)
Dividends	(158)	(108)
Stock options exercised	83	78
Other, net	41	40
Cash Used for Financing Activities	(609)	(1,189)
Effect of Exchange Rate Changes on Cash	(1)	2
Decrease in Cash and Cash Equivalents	(106)	(434)
Cash and Cash Equivalents at Beginning of Year	349	688
Cash and Cash Equivalents at End of Period	$243	$254

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Six Months Ended		Fiscal Year Ended	12 Months Ended
	April 1, 2017	April 2, 2016	October 1, 2016	April 1, 2017

Net income	$935	$895	$1,772	$1,812
Less: Interest income	(3)	(3)	(6)	(6)
Add: Interest expense	114	131	249	232
Add: Income tax expense	496	461	826	861
Add: Depreciation	314	305	617	626
Add: Amortization (a)	38	39	80	79
EBITDA	$1,894	$1,828	$3,538	$3,604

Adjustments to EBITDA:
Add: San Diego Prepared Foods operation impairment	$52	$—	$—	$52
Total Adjusted EBITDA	$1,946	$1,828	$3,538	$3,656

Total gross debt			$6,279	$6,448
Less: Cash and cash equivalents			(349)	(243)
Less: Short-term investments			(4)	(3)
Total net debt			$5,926	$6,202

Ratio Calculations:
Gross debt/EBITDA			1.8x	1.8x
Net debt/EBITDA			1.7x	1.7x

Gross debt/Adjusted EBITDA			1.8x	1.8x
Net debt/Adjusted EBITDA			1.7x	1.7x

(a)
Excludes the amortization of debt discount expense of $4 million for the six months ended April 1, 2017, and April 2, 2016, and $8 million for the fiscal year ended October 1, 2016, and for the twelve months ended April 1, 2017, as it is included in interest expense.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (and to Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.
We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, and enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Second Quarter				Six Months Ended
	Pre-Tax Impact		EPS Impact		Pre-Tax Impact		EPS Impact
	2017	2016	2017	2016	2017	2016	2017	2016

Reported net income per share attributable to Tyson			$0.92	$1.10			$2.51	$2.25

Add: San Diego Prepared Foods operation impairment	$52	$—	0.09	—	$52	$—	0.09	—

Less: Recognition of previously unrecognized tax benefit	$—	$—	—	(0.03)	$—	$—	—	(0.03)

Adjusted net income per share attributable to Tyson			$1.01	$1.07			$2.60	$2.22

Adjusted net income per share attributable to Tyson (adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted EPS. Further, we believe that adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted EPS may not be comparable to similarly titled measures reported by other companies.

Adjusted net income per share attributable to Tyson guidance is provided on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2017 Adjusted EPS guidance to its full-year fiscal 2017 projected GAAP guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

	Second Quarter		Six Months Ended
	2017	2016	2017	2016

Reported operating income	$571	$704	$1,553	$1,480

Add: San Diego Prepared Foods operation impairment	52	—	52	—

Adjusted operating income	$623	$704	$1,605	$1,480

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®, Ball Park®, Wright®, Aidells® and State Fair®. It’s a recognized market leader in beef, pork and chicken as well as prepared foods, including bacon, breakfast sausage, turkey, lunchmeat, hot dogs, pizza crusts and toppings, tortillas and desserts. The company supplies retail and foodservice customers throughout the United States and approximately 115 countries. Tyson Foods was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. At October 1, 2016, the company had approximately 114,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. eastern Monday, May 8, 2017. Participants may pre-register for the call at http://dpregister.com/10105886. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.

A live webcast, including slides, will be available on the Tyson Foods Investor Relations website at http://ir.tyson.com. The webcast also can be accessed by using the direct link http://event.on24.com/wcc/r/1334084/15793BAE739F5F76B8B2E2B12DD1506B.
A replay of the call will be available until June 8, 2017, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10105886. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

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Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section and statements relating to adjusted EPS guidance. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) cyber incidents, security breaches or other disruptions of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended October 1, 2016 and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This press release also includes statements regarding the expected consummation of the acquisition of AdvancePierre Foods Holdings, Inc. (“AdvancePierre Foods”), which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition (such as regulatory approval for the transaction and the tender of at least a majority of the outstanding shares of capital stock of AdvancePierre Foods); the possibility that the transaction will not be completed; the impact of general economic, industry, market or political conditions; risks related to the ultimate outcome and results of integrating the operations of Tyson and AdvancePierre Foods; the ultimate outcome of Tyson’s operating strategy applied to AdvancePierre Foods and the ultimate ability to realize synergies; the effects of the business combination on Tyson and AdvancePierre Foods, including on the combined company’s future financial condition, operating results, strategy and plans; and other risks and uncertainties, including those identified in AdvancePierre Foods’ periodic filings, including AdvancePierre Foods’ Annual Report on Form 10-K for the year ended December 31, 2016 and AdvancePierre Foods’ Registration Statement on Form S-1 filed with the U.S. Securities Exchange Commission (“SEC”) on April 5, 2017 and any subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed with the SEC by Tyson and the Solicitation/Recommendation statement on Schedule 14D-9 to be filed by AdvancePierre Foods. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date of this press release, and neither Tyson nor AdvancePierre Foods undertakes any obligation to update any forward-looking statement except as required by law.
Additional Information And Where To Find It
The tender offer referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that will be filed with the SEC. The solicitation and offer to buy AdvancePierre Foods stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, Tyson and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter AdvancePierre Foods will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ADVANCEPIERRE FOODS STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ADVANCEPIERRE FOODS SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of AdvancePierre Foods stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC's website at www.sec.gov. Copies of the documents filed with the SEC by Tyson will be available free of charge on Tyson’s internet website at http://www.tyson.com or by contacting Jon Kathol at Tyson’s Investor Relations Department at (479) 290-4235 or by email at jon.kathol@tyson.com. Copies of the documents filed with the SEC by AdvancePierre Foods will be available free of charge on AdvancePierre Foods’ internet website at http://www.advancepierre.com or by contacting John Morgan at AdvancePierre Foods’ Investor Relations Department at (513) 372-9338 or by email at ir@advancepierre.com.
In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, AdvancePierre Foods files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by AdvancePierre Foods at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AdvancePierre Foods’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235